EXHIBIT 10.34

November 10, 2016

Kurt Laufer

Dear Kurt:

As of January 1, 2017, we are pleased to add the Marketing and Research & Development functions to your current position of Senior Vice President, Chief Customer Officer (Grade 99). You will continue to report to Ralph Scozzafava, Chief Operating Officer. On January 1, 2017, you will continue to report to Ralph in his new role as Dean Foods’ CEO, and you will become a member of the Executive Leadership Team.

Here are the specifics of your assignment:

Base Salary
You will be paid $17,500.00 on a semi-monthly basis, less payroll taxes, which equates to an annual salary of $420,000.00, less payroll taxes. Your new salary includes your 2017 merit adjustment, and will be reviewed annually (next in March 2018).

Annual Incentive Opportunity
As a Grade 99 executive, you will continue to be eligible to earn an annual incentive as a participant in the Dean Foods Corporate Short-Term Incentive (STI) Plan with a 2017 target amount equal to 65% of your annualized base salary, subject to the achievement of certain financial targets as well as your performance against certain individual objectives.

Annual Long Term Incentive Compensation
You will continue to be eligible for consideration for future Long Term Incentive (LTI) grants under the Dean Foods Long Term Incentive Program. The exact amount and nature of any future long term incentive awards will be determined by the Compensation Committee of the Dean Foods Board of Directors.

Executive Deferred Compensation Plan
You will continue to be eligible to participate in the Dean Foods Executive Deferred Compensation Plan. The plan provides eligible executives with the opportunity to defer compensation on a pre-tax basis.

Supplemental Executive Retirement Plan
You will continue to be covered by the Dean Foods Supplemental Executive Retirement Plan (SERP) under the plan rules.

Paid Time Off (PTO)
You will continue to receive twenty five (25) days of PTO per year. Unused PTO is not carried forward from year to year unless required by state law.

Executive Physical
You will continue to be eligible for a Company-paid Executive Physical every calendar year with the Cooper Institute in Dallas, Texas. To schedule your physical, call 972.560.3227 and reference Dean Foods.

Benefits Plan
You will continue to be eligible to participate in the Dean Foods SmartChoice Benefits program and the Dean Foods 401(k) Plan.

Insider Trading
As a Senior Vice President, you will have access to sensitive business and financial information. Accordingly, from time to time and in accordance with the company's Insider Trading Policy, you will be prohibited from trading Dean Foods’ securities (or, in some circumstances, the securities of companies doing business with Dean Foods).

Severance
Dean Foods maintains an Executive Severance Plan. As a Grade 99 Senior Vice President, you will continue to be an eligible participant.

Change-In-Control Provisions
You will continue to be covered by your current Change in Control agreement.

Conclusion
Kurt, we are very excited about having you on our team and the impact that you’ve already had since joining us earlier this year. We are confident that you will continue to make significant contributions in this expanded role.

Best regards,

/s/ Kim Warmbier

Kim Warmbier
EVP, Chief Human Resources Officer

Agreed and accepted:

/s/ Kurt Laufer
Kurt Laufer

11/10/2016
Date

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